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                                    EXHIBIT A

                               ADVISORY AGREEMENT

[ISIS LOGO]                                                ERNEST (JR) MYSOGLAND
                                                                 Managing Member
                                                    ISIS CAPITAL MANAGEMENT, LLC
                                                             1465 Post Road East
                                                             Westport, CT  06880
                                                            Phone:  203.259.7387
                                                              Fax:  203.259.7854


December 1, 2003

Mr. Jeffrey C. Smith and Mr. Mark R. Mitchell
Ramius Capital Group, LLC
Chrysler Center
666 Third Avenue, 26th Floor
New York, NY 10017

         Re:    Advisory Agreement (Concerto)

Dear  Mr. Smith and Mr. Mitchell:

The purpose of this letter (this "Agreement") is to set forth the terms of the advisory agreement between Ramius Capital Group, LLC and Ramius Securities, LLC (together, "Ramius"), RCG Ambrose Master Fund, Ltd., RCG Carpathia Master Fund, Ltd. and Ramius Master Fund, Ltd. (together, the "Funds" and each a "Fund"), and ISIS Capital Management, LLC ("ISIS") regarding investments in Concerto Software, Inc. ("Concerto").

      1. Engagement. The parties have discussed the investment of Ramius and the Funds in Concerto. Ramius hereby engages ISIS to advise Ramius and the Funds on their current and future investment(s), if applicable, in Concerto and proposed transactions involving Concerto and to provide such other services in connection therewith as the parties may agree.

      2. Fee.

            (a) Ramius and each of the Funds, as applicable, shall pay ISIS a fee (the "Fee") consisting of (i) $20,000 payable within 15 days of the date hereof, plus (ii) the following amounts, which shall be calculated and paid within 15 days after the Termination Date (as defined below) with respect to Ramius or such Fund, as applicable: (A) in the case of each Fund, 4% of such Fund's Profits (as defined below), and (B) in the case of Ramius, 15% of Ramius' Profits.

            (b) "Profits" means, as calculated separately with respect to each of the Funds and Ramius, the excess, if any, of (x) the gross proceeds from sales or exchanges of shares of Concerto by such Fund or Ramius (as applicable), less commissions and other direct expenses of the investment, over (y) an amount that would be obtained if all of such shares were sold or exchanged at a price of $12 per share.

      3. Position. Ramius and ISIS shall provide each other with timely written notice of all shares of Concerto held, purchased, and sold, as the case may be, by the Funds, Ramius, ISIS or one or more accounts managed by ISIS, as the case may be, said notice to note whether such shares are those of the Funds, Ramius, ISIS or one or more accounts managed by ISIS, as the case may be. Ramius and ISIS shall also
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      cooperate with each other in the preparation of any regulatory filing, report, proxy vote or other document or any other matter relating to Concerto; provided, however, that each of the parties hereto retains sole discretion over acquisitions and dispositions of, and voting authority over, the shares of Concerto that it holds. Each of Ramius and ISIS recognizes that time is of the essence in preparing such documents, and each shall use its best efforts to cooperate with the other in the furnishing of information to such party in order to facilitate timely completion of such documents. All shares of Concerto held by Ramius or a Fund, whether acquired before, on or after the date hereof, will be held pursuant to the terms hereof.

      4. Information.

            (a) Ramius and the Funds will coordinate purchases and sales of Concerto shares with ISIS, and will abide by the obligations imposed on ISIS concerning confidential information, as well as all applicable laws and regulations.

            (b) Ramius and the Funds agree to treat as confidential information for the term of this Agreement any confidential and proprietary information provided by ISIS concerning business and activities of Concerto.

      5. Expenses. In addition to the Fee, Ramius agrees to reimburse ISIS (or, in its discretion, to cause the Funds to reimburse ISIS) for costs and expenses reasonably incurred in performing services hereunder; provided, however, that ISIS must obtain advance approval from Ramius for such costs and expenses before Ramius or any Fund has any obligation to pay any such costs or expenses.

      6. Group Expenses. To the extent that expenses are incurred by a group participating with ISIS in connection with investments in Concerto including Ramius and the Funds, Ramius and the Funds will each pay a portion of the expenses incurred by such group, pro rata based on their respective holdings; provided, however, that ISIS must obtain advance approval from Ramius for such costs and expenses before Ramius or any Fund has any obligation to pay any such costs or expenses.

      7. Term. This Agreement shall terminate (a) with respect to Ramius or either Fund, on the date that is 30 days after the date that Ramius or such Fund, as the case may be, no longer owns any shares of Concerto (such date, as occurring with respect to such Fund or Ramius, the "Termination Date"), and (b) with respect to ISIS, on the date that is 30 days after the date that none of Ramius and the Funds owns any shares of Concerto. The representations, warranties and obligations under Sections 2, 3, 4(a), 5, 6, 7, 8, 9 and 10 shall survive the termination hereof.

      8. Limited Liability. Each of Ramius, the Funds and ISIS agree that none of Ramius, the Funds or ISIS, nor the respective members, officers, employees or affiliates of any of them, shall be liable for any loss arising out of any act or omission hereunder unless arising out of their gross negligence, willful misconduct, malfeasance or bad faith. Notwithstanding any of the foregoing to the contrary, the federal securities laws of the United States impose liability under certain circumstances even on persons who act in good faith, and nothing in this
      Section 8 constitutes a waiver or limitation of any rights that Ramius or the Funds may have under such laws.

      9. Representations, Warranties and Covenants. Each of the parties hereto hereby represents and warrants to, and covenants with, the other parties that:

            (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into and perform its obligations under this Agreement, that it is qualified to conduct its business and is in good
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      standing in every jurisdiction in which the nature or conduct of its business requires such qualification and failure to so qualify would have a material adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which it shall conduct its business is within its sole discretion), and that this Agreement has been duly and validly authorized, executed and delivered by it and is its valid and binding agreement enforceable in accordance with its terms;

            (b) it shall obtain and maintain as current, during the term of this Agreement, any necessary approvals, consents, licenses and registrations from any governmental entity or any other person or entity necessary to perform its obligations hereunder, and shall use its commercially reasonable best efforts to prevent such approvals, consents and registrations from lapsing or being revoked, suspended, terminated, or not renewed, or being limited or qualified in any respect during the term of this Agreement; and

            (c) it shall have complied and will continue to comply with all laws and regulations applicable to it or to its respective businesses, properties or assets, the violation of which would materially adversely affect its ability to comply with and perform its obligations under this Agreement, and, to its knowledge, there are no actions, suits, proceedings, or notices of investigations pending or threatened against it by any governmental entity or before any court, arbitrator or regulatory authority (at law or in equity) regarding its non-compliance with any law or regulation that is reasonably likely to materially and adversely affect its ability to comply with and to perform its obligations under this Agreement, and it shall promptly notify the other parties hereto of the commencement of any such suit, action or proceeding or its receipt of notice of commencement thereof.

      10. Miscellaneous.

            (a) No party hereto shall by any act (except as provided herein), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any party hereto would otherwise have on any future occasion.

            (b) Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No party hereto may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto.

            (c) This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision hereof would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. No provision hereof shall be affected as a result of another provision being held invalid.

            (d) Any action or proceeding against the parties hereto relating in any way to this Agreement or the transactions contemplated hereby shall be brought and enforced exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists
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      therefor) of the United States in the Southern District of New York, and
      any courts appealable therefrom, and the parties irrevocably submit to the jurisdiction of all such courts in respect of any such action or proceeding. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York or the United States District Court for the Southern District of New York, and any courts appealable therefrom, and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

            (e) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

            (f) This Agreement may be executed by the parties hereto by manual or facsimile signature, and in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Please indicate your agreement by signing below and returning a signed copy to my attention.

Very truly yours,

ISIS Capital Management, LLC



By:
         ------------------------
Name:    Ernest (JR) Mysogland
Title:   Managing Member

Accepted and Agreed:

Ramius Capital Group, LLC

By:
         ------------------------
Name:
Title:

Ramius Securities, LLC

By:
         ------------------------
Name:
Title:
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RCG Ambrose Master Fund, Ltd.



By:
         ------------------------
Name:
Title:  Authorized Person



RCG Carpathia Master Fund, Ltd.



By:
         ------------------------
Name:
Title:  Authorized Person

Ramius Master Fund, Ltd.



By:
         ------------------------
Name:
Title:  Authorized Person